Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL COMPLETES SECONDARY PUBLIC OFFERING OF COMMON STOCK

PONTE VEDRA, Fla. (May 23, 2017) — Advanced Disposal Services, Inc. (the “Company”) announced today the completion of a secondary public offering of 17,825,000 shares of its common stock by certain of the Company’ s stockholders (the “Selling Stockholders”) at a price to the public of $21.50 per share. The Company is not selling any stock in this transaction and will not receive any proceeds from the sale of the shares by the Selling Stockholders.

UBS Investment Bank, Deutsche Bank Securities and Morgan Stanley acted as lead joint book-running managers and representatives of the underwriters for the offering. Macquarie Capital also acted as a lead joint book-running manager. BofA Merrill Lynch, Barclays, Credit Suisse, and Stifel acted as joint book-running managers, and First Analysis Securities Corporation acted as co-manager.

The offering of these securities was made only by means of a prospectus.  Copies of the prospectus relating to the offering may be obtained from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019 or by telephone at 1-888-827-7275; from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email to prospectus.cpdg@db.com, or by telephone at (800) 503-4611; or from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 17, 2017.  This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any such offer or solicitation or any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains a number of forward-looking statements.  Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements.  These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets.  For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-3, as amended from time to time.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Advanced Disposal

Advanced Disposal (NYSE: ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com